UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 5, 2006
Date of Report (Date of earliest event reported)
NationsHealth, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50348 (Commission File Number)	06-1688360 (I.R.S. Employer Identification No.)
13650 N.W. 8th Street, Suite 109
Sunrise, Florida 33325
(Address of Principal Executive Offices)
(954) 903-5000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On September 5, 2006, NationsHealth, Inc. (the “Company”), through its wholly-owned subsidiary, United States Pharmaceutical Group, L.L.C. (“USPG”), sold the assets specifically relating to its business of marketing and providing discount prescription electronic cash cards (the “Prescription Cash Card Business”) to HealthTran LLC (the “Buyer”) pursuant to an asset purchase agreement (the “Agreement”). The Prescription Cash Card Business was only one component of the Company’s business and the Company and USPG will continue to offer all other products and services which they currently provide, including, but not limited to, the sale of diabetes supplies, ostomy supplies and services under Medicare Part D.
In consideration of the sale of assets of the Prescription Cash Card Business, the Buyer has paid to USPG a total purchase price of Six Million Dollars ($6,000,000) in cash (the “Purchase Price”). The Purchase Price is subject to a potential purchase price adjustment based on the volume of processing fees earned by the Buyer in connection with the Prescription Cash Card Business for the one (1) year period following the closing, provided, however, in no event shall the purchase price adjustment exceed One Million Dollars ($1,000,000).
A copy of the Agreement is attached hereto as Exhibit 99.1, and is incorporated by reference in its entirety, as though fully set forth herein. A copy of the press release related to the transaction discussed above is attached hereto as Exhibit 99.2 and is incorporated by reference in its entirety, as though fully set forth herein.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits
99.1	Asset Purchase Agreement, dated as of September 5, 2006, by and among NationsHealth, Inc., United States Pharmaceutical Group, L.L.C. and HealthTran LLC.

99.2	Press Release dated September 6, 2006, announcing the sale of the Prescription Cash Card Business.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSHEALTH, INC.
Date: September 6, 2006	By:	/s/ Timothy Fairbanks
Timothy Fairbanks
Chief Financial Officer

EXHIBIT INDEX
99.1	Asset Purchase Agreement, dated as of September 5, 2006, by and among NationsHealth, Inc., United States Pharmaceutical Group, L.L.C. and HealthTran LLC.

99.2	Press Release dated September 6, 2006, announcing the sale of the Prescription Cash Card Business.